UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 4, 2016

Diamond Resorts International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35967	46-1750895
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10600 West Charleston Boulevard, Las Vegas, Nevada		89135
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 702-684-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

As previously reported in its press release, dated August 1, 2016, Diamond Resorts International, Inc. (the “Company”) postponed its second quarter 2016 earnings release because its independent registered public accounting firm, BDO USA, LLP, has expressed the view that the Company may not have correctly applied the relative sales value inventory valuation model in the preparation of its consolidated financial statements for 2014 and subsequent periods. As disclosed in its press release, if the Company determines that a change in relative sales value methodology is determined to have occurred which results in a material adjustment, the Company would file amendments to its periodic reports impacted by such adjustment with restated financial information.

While the Company continues to review this matter, the Company believes that any changes to its financial statements would have been triggered by a 2014 event and would result in an increase in the Company’s net income for 2014, and relatively smaller decreases in the Company’s net income for 2015 and the first quarter of 2016. To the extent required, the Company would expect to file any amended periodic reports with the Securities and Exchange Commission by the beginning of next week, and the Company also expects to release its financial results for the quarter ended June 30, 2016 by the beginning of next week. In addition, the Company expects to file its quarterly report on Form 10-Q for the quarter ended June 30, 2016 no later than Tuesday, August 9, 2016 (the deadline for filing such report).

The information furnished pursuant to this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diamond Resorts International, Inc.

August 4, 2016	By:	/s/ Jared T. Finkelstein
	Name:	Jared T. Finkelstein
	Title:	Senior Vice President-General Counsel and Secretary